UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2014

SINGLE TOUCH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53744	13-4122844
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

The Newport Corporate Center, 100 Town Square Place, Suite 204, Jersey City, NJ 07301

(Address of principal executive offices) (Zip Code)

(201) 275-0555

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 9, 2014, Joseph Beatty was appointed to the Board of Directors of Single Touch Systems, Inc. (the “Company”) and as Chairman of the Audit Committee.

Mr. Beatty, age 50, was President and Chief Executive Officer and a board member of Telular Corporation (NASDAQ: WRLS) from 2008 until its sale in June 2013. Prior to serving Telular’s President and Chief Executive Officer, Mr. Beatty served as its Executive Vice President (beginning in April 2007) and Chief Financial Officer and Secretary (beginning in May 2007). From June 2003 until June 2006, Mr. Beatty was President and Chief Executive Officer of Concourse Communications Group, a privately held developer and operator of distributed antenna systems and airport wi-fi networks. In June 2006, Concourse was sold to Boingo Wireless. From March 2001 until June 2003, Mr. Beatty worked with private equity firm Cardinal Growth L.P. on various acquisition projects and also acted as part-time Interim Chief Financial Officer for Novaxess B.V., a privately held telecom services provider based in the Netherlands. From November 1996 until February 2001, Mr. Beatty was a co-founder and the Chief Financial Officer of Focal Communications Corporation, a publicly held telecom services provider. Earlier in his career, Mr. Beatty was a securities analyst and also held numerous technical management positions for a local telecom services provider. Mr. Beatty is a former Chairman and continues to serve on the board of trustees of Edward Health Services Corporation, a not-for-profit healthcare provider located in Naperville, Illinois. He is also a director of EHSC Cayman Segregated Portfolio, its captive insurance subsidiary, domiciled in the Cayman Islands, Intelliquent, Inc. (NASDAQ: IQNT) and CityScan, Inc. Mr. Beatty earned a bachelor’s degree in electrical engineering from the University of Illinois and an MBA from the University of Chicago’s Booth School of Business. He is also a Chartered Financial Analyst.

Pursuant to our appointment letter agreement with Mr. Beatty dated September 9, 2014 (the “Beatty Agreement”), we will pay Mr. Beatty an annual cash stipend of $30,000 (in quarterly increments).

We also indicated in the Beatty Agreement an intention to make annual grants to Mr. Beatty of 200,000 five-year stock options under our 2010 Stock Plan, which annual options would vest in full upon grant.  Such stock options would remain exercisable until the earlier of the scheduled expiration date or 18 months after the cessation of service, whichever is sooner.

As contemplated by the Beatty Agreement, we granted five-year options to purchase 250,000 shares of common at an exercise price of $0.382 per share to Mr. Beatty, 200,000 of which are granted in connection with Mr. Beatty’s appointment to the Board, and 50,000 of which are granted in connection with Mr. Beatty’s appointment as Chairman of the Audit Committee.

Mr. Beatty’s extensive management and leadership experience in the telecommunications industry and his strong background in finance and impressive experience as a member of senior management for a number of telecommunications companies provide our Board with key expertise in financial matters and valuable insight regarding strategic opportunities.

Mr. Beatty has no family relationship with any of the executive officers or directors of the Company.  There are no arrangements or understandings between Mr. Beatty and any other person pursuant to which he was appointed as a director of the Company.

A copy of the Company’s press release announcing Mr. Beatty’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K.

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Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

99.1 Press Release dated September 15, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 15, 2014

SINGLE TOUCH SYSTEMS INC.

By:	/s/ Kurt Streams
Name:	Kurt Streams
Title:	Chief Financial Officer

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